Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No 333-201016, No.333-214291, No.333-228762 and No.333-228763) of GeoPark Limited of our reports dated March 27, 2024, with respect to the consolidated financial statements of GeoPark Limited and the effectiveness of internal control over financial reporting of GeoPark Limited, included in this Annual Report (Form 20-F) of GeoPark Limited for the year ended December 31, 2023. We also consent to the reference to our firm under the headings “Presentation of Financial and Other Information”, “ITEM 15. CONTROLS AND PROCEDURES”, “ITEM 16C. Principal Accountant Fees and Services” and “ITEM 16F. Change in registrant’s certifying accountant” in this Form 20-F.

ERNST & YOUNG AUDIT S.A.S.

By	/s/ Ernst & Young Audit S.A.S.
Ernst & Young Audit S.A.S.
Member of Ernst & Young Global Limited

Bogota, Colombia

March 27, 2024